Exhibit 10.1

                      TERMINATION AND ASSIGNMENT AGREEMENT

      AGREEMENT made this 18th day of May, 2000 by and between Aladdin Systems, Inc., a Delaware Corporation, having an address at 165 Westridge Drive, Watsonville, CA 95076-4159 ("Aladdin") and The Excelsior Group having an address at 7900 Kelly Ann Court, Fairfax Station, VA 22039 ("Developer").

      WHEREAS, Aladdin and Developer have previously entered into a certain Software Publishing Agreement dated September 12, 1996 (the "Software Publishing Agreement") whereby Aladdin acquired from Developer the exclusive worldwide right to publish a software program for the Mac OS as described therein and now known as "SpringCleaning" (the "Software") in exchange for the payment of a royalty; and

      WHEREAS, Aladdin desires to purchase all rights to the Software from Developer and Developer desires to sell such rights;

      NOW, THEREFORE, in consideration of the mutual promises contained herein, it is hereby agreed as follows:

      1. Assignment of Rights. Developer hereby irrevocably assigns to Aladdin, all rights, title and interest in the Software including all copyrights, trade secrets, and patent rights appurtenant to the Software. In addition, Developer hereby irrevocably assigns to Aladdin all trademarks and trade names associated with the Software. All such materials shall belong exclusively to Aladdin, with Aladdin having the right to obtain and to hold in its own name, copyrights registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Developer shall execute all assignments of rights deemed reasonably necessary by Aladdin to perfect the rights being acquired hereunder. Developer agrees to give Aladdin and any person designated by Aladdin, reasonable assistance, at Aladdin's expense, required to perfect the rights defined in this Section.

      Upon the execution hereof, Developer shall deliver to Aladdin a complete copy of the documented and fully commented source code for the most current and all prior versions of the Software including all necessary resources and shall provide instructions listing the programming environment necessary to create the Software from the source code including the version numbers of necessary systems software and compilers, together with all documentation, technical notes, bug lists and the like.

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     2. Transfer of Domain Names. Developer hereby assigns to Aladdin, the World
Wide Web domain name registration for the "www.MacUninstaller.com" World Wide Web domain name (the "Domain Name") and assigns to Aladdin all of Developer's rights, title and interest in the Domain Name. Upon the execution hereof, Developer agrees to promptly take all steps necessary to effectuate the transfer of the Domain Name including, but not limited to, cooperating with Aladdin in submitting the appropriate documentation to InterNIC and promptly responding to
inquiries,   validation   requests  and  other   communications  from  InterNIC.
Developer, in connection with the transfer of the Domain Name, also irrevocably assigns and transfers to Aladdin any right, title and interest Seller has acquired to the Domain Name and/or to the trademark "www.MacUninstaller.com", and "MacUninstaller" and any other related trademarks together with any goodwill associated therewith.

      3. Payment. In consideration for the transfer of the rights in the Software and the Domain Name to Aladdin and the termination of Developer's rights to receive royalty payments for software sales subsequent to the execution of this agreement, Aladdin shall pay to Developer the sum of Four Hundred Twenty-Five Thousand ($425,000.00) Dollars, payable as follows:

           A. The amount of One Hundred Ninety-One Thousand Two Hundred Fifty ($191,250.00) Dollars, payable upon the execution hereof.

           B. The amount of Forty-Two Thousand Five Hundred ($42,500.00) Dollars payable upon the execution hereof by delivery to Developer an equivalent value of restricted shares of the common stock, par value $.01 per share, of Aladdin Systems Holdings, Inc., which the parties agree shall be valued at the closing price per share as of the last trading day prior to the date hereof (as reported on the Bloomberg reporting system or other recognized reporting system).

           C. The amount of One Hundred Ninety-One Thousand Two Hundred Fifty ($191,250.00) Dollars, payable on or before January 20, 2001.

           D. In the event that final payment is not received by Developer by January 20, 2001, this Agreement shall be deemed null and void. Developer shall retain initial payment, stock equivalent payment and the terms of the Software Publishing Agreement dated September 12, 1996 shall again become effective, as if it had not been terminated hereunder and the payments made to Developer hereunder shall be applied to the royalty buyout payment under the Software Publishing Agreement and Developer shall be entitled to retain any additional

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balance thereof.

      4. Termination of Software Publishing Agreement. The parties agree that, except as set forth herein, all obligations of the parties under the Software Publishing Agreement shall be deemed fulfilled and are hereby terminated. Developer agrees that Developer's right to receive future royalties from the sales and licensing of the Software shall be deemed to have been terminated as of the date hereof. Aladdin and Developer each hereby release the other, from any and all claims one party may have against the other accruing prior to the date hereof and any and all obligations under the Software Publishing Agreement, except those obligations which shall survive the termination of the Software Publishing Agreement as set forth herein.

      5. Waiver of Future Royalties. Developer hereby waives the right to receive any royalties due to Developer from sales made after the execution date hereof. Royalties currently due to Developer from the date of the last royalty payment made to Developer (the "Final Royalty Date") through the date hereof shall be due and payable upon execution.

      6. Confidentiality. The parties agree that the confidentiality provisions in the Software Publishing Agreement shall survive the termination of the Software Publishing Agreement.

      7. Non-Competition. The parties agree that the Section 7.1 of the Software Publishing Agreement, governing Competing Works, shall survive the termination of the Software Publishing Agreement for a period of three (3) years from the date hereof.

      8. Audit. The parties agree that the audit provisions in the Software Publishing Agreement shall survive the termination, for a period of one (1) year from the date hereof, with regard to sales of the Software through the Final Royalty Date.

      9. Release of Escrow. The parties agree that the copy of the source code of the Software held in escrow by Elias, Goodman, Shanks & Zizmor, LLP, is to be hereby released to Aladdin and the escrow shall be deemed terminated.

      10. Indemnity. The parties agree that the proprietary rights provisions as set forth in Section 4.1 shall be replaced by the following: Developer shall indemnify, and hold harmless Aladdin from any claims, demands, liabilities, losses, damages, judgments or settlements, including all reasonable costs and expenses related thereto including attorneys fees, directly or indirectly resulting from any claim that any aspect of the Software or the Domain Name infringes

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any United States patents, copyrights, licenses or trade secrets of a third party, provided that Aladdin promptly notifies Developer in writing of any such claim. Developer shall, at his own expense, be allowed to participate in the defense of such action, with Aladdin's full cooperation. This indemnification shall not extend to any portions of the Software modified by Aladdin or at the request of Aladdin, provided that any such infringement would not have occurred had such modification not been made. This indemnity shall apply to any version of the Software released by Aladdin prior to the date hereof.

      11. Entire Agreement. Each party acknowledges that this Agreement constitutes the complete and exclusive statement of the terms and conditions between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the parties relating to this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both parties.

      12. Governing Law. This Agreement and performance hereunder shall be governed by the laws of the State of California.

      13. Limitation on Action. No action, regardless of form, arising out of this Agreement may be brought by either party more than four (4) years after the cause of action has arisen.

      14. Enforceability. If any of the provisions of this Agreement is invalid under any applicable statute or rule of law, it is to that extent to be deemed omitted.

      15. Notice. Any notice provided pursuant to this Agreement shall be in writing and shall be deemed given (i) if by hand delivery, upon receipt thereof;
(ii) if mailed, ten (10) days after deposit in the U.S. mail, postage paid, certified mail return receipt requested; (iii) if mailed by Express Mail or Federal Express, one (1) day after deposit therewith postage prepaid. All notices shall be addressed to the parties at the respective addresses indicated herein.

      16. No Waiver. The waiver or failure of either party to exercise any right in any respect provided for herein shall not be deemed a waiver of any further right hereunder.

      17. Headings. The heading used in this Agreement are for reference only, do not form a part of this Agreement and shall not affect the meaning or interpretation of this Agreement

      IN WITNESS WHEREOF, the parties hereto have executed this

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Agreement by a duly authorized representative as of the date set forth above.

                                               Aladdin Systems, Inc.


                                               By: /s/Jonathan Kahn
                                                  -----------------------------
                                               Title: CEO


                                               The Excelsior Group


                                               By: /s/ Peter Caylor
                                                  -----------------------------